Date:	April 3, 2006

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ National Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. COMPLETES ACQUISITION OF COMMUNITY FIRST FINANCIAL CORPORATION

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, has completed its previously announced acquisition of Community First Financial Corporation (“CF”), parent company of Community First Bank, effective April 1, 2006.  In connection with the merger, American National is issuing approximately 748,000 shares of its common stock along with approximately $17.0 million in cash for all the outstanding shares of Community First.  Additionally, Community First Bank was merged with and into American National Bank and Trust Company effective April 1, 2006.

The acquired banking offices will continue to operate under the name Community First Bank, a division of American National Bank and Trust Company, until May 5, 2006.  On May 5, the Community First Bank’s data will be converted to American National’s systems and the new offices will begin operating under the name American National Bank and Trust Company.

Community First Bank operates four offices serving the city of Lynchburg, Virginia and the counties of Bedford, Campbell, and Nelson.  As of December 31, 2005, CF reported consolidated assets of $162.5 million, loans of $138.4 million, and deposits of $139.0 million.

“We are pleased to complete the acquisition of Community First,” stated Charles H. Majors, President and Chief Executive Officer, “and we welcome our new customers, employees, and shareholders.  We will strive every day to be the bank of choice for our customers, the employer of choice for our employees, and the investment of choice for our shareholders.”

About American National

American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank which now has nineteen full service offices serving the areas of Danville, Pittsylvania County, Martinsville, Henry County, South Boston, Halifax County, Lynchburg, Bedford, Bedford County, Campbell County, and portions of Nelson County in Virginia, along with portions of Caswell County in North Carolina.  The Bank also operates a loan production office in Greensboro, North Carolina.

American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol “AMNB.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario;; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.